Exhibit 3

FOR IMMEDIATE RELEASE:

Contact: Jeffrey Birnbaum, (202) 661-6367, JBirnbaum@BGRPR.com

Crest Financial Limited Makes Demand for Clearwire’s Shareholders List and Hires Proxy Solicitation Firm D.F. King & Co.

HOUSTON, March 20, 2013 – Crest Financial Limited, a Texas-based investment company, announced today that it has hired proxy-solicitation firm D. F. King & Co., Inc. to help it oppose the proposed acquisition of Clearwire Corporation (NASDAQ: CLWR) by Sprint Nextel Corporation. As part of this effort, Crest has demanded that Clearwire make available the company’s list of shareholders. Crest is the largest Clearwire shareholder unaligned with Sprint, holding approximately 3.9% of all common stock of Clearwire.

The Sprint-Clearwire merger agreement requires the approval of holders of a majority of the Clearwire common stock not held by Sprint, which means that the transaction would not be approved if shareholders with approximately 25% of all common stock of Clearwire either vote against the merger or do not vote at all. Accordingly, in addition to the Clearwire shares held by Crest, only approximately 21.1% of the other shareholders need to vote against the Sprint-Clearwire merger or not vote at all in order to block the transaction.

Crest has filed a lawsuit in Delaware against Sprint and the directors of Clearwire because Crest believes that the defendants breached their fiduciary duties by scheming to extract value from Clearwire at the expense of the minority shareholders. Crest has also petitioned the Federal Communications Commission in Washington, D.C., to stop the proposed Softbank-Sprint and Sprint-Clearwire mergers because they would treat minority shareholders of Clearwire unfairly and the mergers would not be in the public’s best interest. A copy of Crest’s petition can be found here: www.bancroftpllc.com/crest.

“Crest Financial believes that Clearwire’s shareholders will reject Sprint’s unfair offer for Clearwire,” Dave Schumacher, Crest’s general counsel, said. “Our actions today are aimed at achieving this result. Crest is determined to do whatever it can to stop Sprint’s efforts to extract for itself the value of Clearwire’s trove of wireless spectrum and to harm minority shareholders and the public interest. We look forward to sharing with Clearwire’s minority shareholders more information on Sprint’s coercive merger offer.”

D. F. King & Co. is a leading full-service proxy solicitation and corporate communications firm. It specializes in proxy contests and tender offers.

Important Legal Information

Crest intends to file other documents with the U.S. Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Clearwire, as contemplated by the Agreement and Plan of Merger dated as of December 17, 2012 among Clearwire, Sprint Nextel Corporation, a Kansas corporation (“Sprint”), and Collie Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Sprint. Before making any voting or investment decision, investors and security holders of Clearwire are urged to read such other documents regarding the proposed acquisition, carefully in their entirety, because they contain important information about the proposed transaction. Investors and security holders of Clearwire may obtain free copies of other documents filed with, or furnished to, the SEC by Crest at the SEC’s website at www.sec.gov.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.